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Exhibit 10

EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement"), dated as of January 30, 2002, is entered into between Alaska Airlines, Inc., an Alaska corporation ("Alaska"), a wholly owned subsidiary of Alaska Air Group, Inc., a Delaware corporation ("AAG") and George D. Bagley ("Executive").

1.    Employment

        Alaska shall employ Executive as its Executive Vice President/Operations. Executive has the authority, subject to Alaska's Charter and Bylaws, as may be granted from time to time by the Board of Directors of Alaska. Executive will perform such duties as may be assigned from time to time by the Board of Directors of Alaska, which relate to the business of Alaska, its subsidiaries, its affiliates, or any business ventures in which Alaska, its subsidiaries or its parent corporation may participate.

2.    Attention and Effort

        Executive will devote all of his entire productive time, ability, attention and effort to Alaska's business and will serve its interests during his employment by the Company; provided, however, that Executive may devote reasonable periods of time to (a) engaging in personal investment activities and (b) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Executive's duties under this Agreement.

3.    Compensation, Stock Options, Officers Supplemental Retirement Plan

        Alaska agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

        3.1    Base Salary

        Executive's compensation shall consist, in part, of an annual base salary of $300,000 before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Alaska are paid. The Board of Directors of AAG or the Compensation Committee of the Board of Directors of AAG thereof (the "Compensation Committee") shall determine any increases in the amount of the annual base salary.

        3.2    Bonus

        Executive will be eligible to receive, in addition to the annual base salary described above, an annual bonus under Alaska's Management Incentive Plan (the "MIP") based on the objectives that are established under the MIP from time to time by the Compensation Committee. Executive shall participate in the MIP at a rate of 45% of his base salary if "target" level goals are achieved.

        3.3    Stock Options

        Subject to approval by the Shareholders of AAG of the issuance of additional shares under the 1999 Long-Term Incentive Equity Plan, and further subject to the condition that Executive shall not have issued a Notice of Termination, AAG shall grant to Executive, between May 30, 2002 and August 28, 2002, an award of options to purchase 100,000 shares of AAG common stock.

        The terms and conditions of such options shall include, without limitation:

    (a)
    the exercise price shall be equal to the closing price of such stock on the date such options are awarded;

    (b)
    such options shall vest in equal annual installments over four (4) years;

    (c)
    such options shall continue to vest and shall remain exercisable for the earlier of the option expiration date or three (3) years after retirement or termination unless Executive is terminated for Cause in which case such options shall immediately cease to vest and shall no longer be exercisable;

    (d)
    such other terms as the Compensation Committee shall determine.

        In addition, Executive will be eligible for stock option awards under Alaska's stock option plans.

        3.4    Officers Supplemental Retirement Plan

        Executive shall continue to participate in the Alaska Airlines Officers Supplemental Retirement Plan ("OSRP"). In the event of termination of the Executive for any reason other than Cause (including, without limitation, voluntary termination by Executive), Executive shall immediately become 100% vested in all benefits under the OSRP, not withstanding anything to the contrary in the OSRP.

        3.5    Horizon Stock Options

        If, prior to the earlier of (i) January 30, 2007, or (ii) Executive's date of voluntary or involuntary termination, AAG should offer the sale to the public stock in Horizon Air Industries, Inc. ("Horizon"), Executive shall be entitled to options for the purchase of shares in Horizon or restricted shares in Horizon, in the same amounts and on the same terms as are offered to Horizon's then Chief Executive Officer in connection with such offering. Executive shall not be entitled to such options which result by operation of law in connection with previously existing stock options issued to Horizon's then Chief Executive Officer. Executive shall, in addition to the options set forth above, be entitled to options which result from operation of law in connection with previously existing stock options issued to Executive.

4.    Benefits

        During the term of his employment by the Company, Executive will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs, including, but not limited to, health, dental and vision insurance, group life insurance, car allowance and maintenance, and such other programs as shall be provided from time to time by Alaska for its officers generally.

5.    Termination

        Employment of Executive pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 7 hereof shall survive the termination of this Agreement and the termination of Executive's employment hereunder:

        5.1    By Alaska

        With or without Cause (as defined below), Alaska may terminate the employment of Executive at any time during the term of employment upon giving Notice of Termination (as defined below).

        5.2    By Executive

        Executive may terminate his employment at any time, for any reason, upon giving Notice of Termination.

        5.3    Notice

        The term "Notice of Termination" shall mean at least 90 days' written notice of termination of Executive's employment, during which period Executive's employment and performance of services will continue; provided, however, that Alaska may, upon notice to Executive and without reducing Executive's compensation during such period, excuse Executive from any or all of his or her duties during such period. The effective date of the termination of Executive's employment hereunder shall be the date on which such 90-day period expires.

6.    Effect of Termination

        In the event of termination of the employment of Executive, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 6:

        6.1    Termination by Alaska

        If Alaska terminates Executive's employment without Cause, Executive shall be entitled to receive (i) any unpaid annual base salary which has accrued for services already performed as of the date termination of Executive's employment becomes effective, (ii) continued rights in then issued and outstanding options as described in Section 3.3, and (iii) immediate vesting in OSRP as described in Section 3.4. If Executive is terminated by Alaska for Cause, Executive shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (i) above.

        6.2    Termination by Executive

        In the case of the termination of Executive's employment by Executive, Executive shall nevertheless be entitled to receive (i) any unpaid annual base salary which has accrued for services already performed as of the date termination of Executive's employment becomes effective, (ii) continued rights in then issued and outstanding options as described in Section 3.3(c), and (iii) immediate vesting in OSRP as described in Section 3.4.

        6.3    Cause

        Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" shall mean as basis for termination for reason of admission by the Executive or reasonable substantiation by the Company of embezzlement, dishonesty or other fraud, conviction of a felony or conspiracy against the Company or any willful or intentional injury to either the Company, its property, or its employees in connection with the business affairs of the Company.

7.    Non-competition and Non-solicitation

        7.1    Applicability

        This Section 7 shall survive the termination of Executive's employment with Alaska or the expiration of the term of this Agreement.

        7.2    Scope of Competition

        Executive agrees that he will not, directly or indirectly, during his employment and for a period of one (1) year from the date on which his employment with Alaska terminates for any reason, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A "Competitor" shall include, (a) any entity which provides air transportation services anywhere in the world, and (b) any business whose efforts are in competition with the efforts of the company, including, without limitation, any business whose efforts involve any research and development, products or services in competition with products or services which are, during or at the end of the Term, either (i) produced, marketed or otherwise commercially exploited by the Company or (ii) in actual or demonstrably anticipated research or development by the Company, unless released from such obligation in writing by Alaska's Board of Directors. Executive shall be deemed to be related to or connected with a Competitor if such Competitor is (x) a partnership in which he is a general or limited partner or employee, (y) a corporation or association of which he is a shareholder, officer, employee or director, or (z) a partnership, corporation or association of which he is a member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by Executive of shares which constitute less than five percent of the outstanding equity securities of a publicly or privately held corporation, so long as Executive has no other relationship with such corporation.

        7.3    Scope of Non-solicitation

        Executive shall not, during his employment and for a period of one (1) year from the date on which his employment with Alaska terminate for any reason, directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of Alaska to cease his or her relationship with Alaska or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of Alaska to do business or in any way become associated with any Competitor. This Section 7.3 shall apply during the time period and geographical area described in Section 7.2 hereof.

        7.4    Nondisclosure; Return of Materials    During the term of his employment by Alaska and following termination of such employment, he will not disclose (except as required by his duties to Alaska), any concept, design, process, technology, trade secret, customer list, business plan, embodiment, or invention, or any other confidential information, of Alaska of which Executive becomes informed or aware during his employment, whether or not developed by Executive. In the event of the termination of his employment with Alaska or the expiration of this Agreement, Executive will promptly return all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to Alaska which pertain to Alaska and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

8.    Renegotiation

        In the event that, on or prior to June 28, 2002 or such later date as may be applicable, Company applies for the issuance of loans, guarantees, or other financial assistance under Section 101(a)(1) of the Air Transportation Safety and System Stabilization Act, the Company may be required, as a condition to the issuance of said loans and guarantees, to enter into a legally binding agreement with the Air Transportation Stabilization Board limiting Executives compensation. In such event, and notwithstanding any other provisions in this Agreement, Executive and Company agree that during the two-year period beginning September 11, 2001, and ending September 11, 2003:

          8.1  Executives total compensation from Alaska, AAG and Horizon shall not, during any 12 consecutive months, exceed the total compensation received by Executive in calendar year 2000; and

          8.2  Executive shall not receive from Alaska, AAG and Horizon severance pay or other benefits upon termination of employment which exceeds twice the maximum total compensation received by Executive in Calendar year 2000.

        The term "total compensation" includes salary, bonuses, awards of stock and other financial benefits provided by Alaska, AAG and Horizon.

9.    Notice and Cure of Breach

        Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least twenty (20) days' prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the 20-day period.

10.  Form of Notice

        All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:	George D. Bagley 21 Skagit Key Bellevue, Washington 98006
If to Alaska:	Alaska Airlines, Inc. Attn: Chief Executive Officer 19300 Pacific Highway South Seattle, WA 98188 Fax: (206) 431-3819
With a copy to:	General Counsel Fax: (206) 431-3807

        If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

11.  Assignment

        This Agreement is personal to Executive and shall not be assignable by Executive. Alaska may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Alaska is a party or (b) any corporation, partnership, association or other person to which Alaska may transfer all or substantially all of the assets and business of Alaska existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.  Waivers

        No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

13.  Amendments in Writing

        No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Alaska and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Alaska and Executive.

14.  Applicable Law

        This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

15.  Severability

        If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

16.  Headings

        All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

17.  Counterparts

        This Agreement, and any amendment or modification entered into pursuant to Section 16 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

18.  Entire Agreement

        This Agreement, including exhibits hereto incorporated by reference, on and as of the date hereof constitutes the entire agreement between Alaska and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Alaska and Executive with respect to such subject matter are hereby superseded and nullified in their entireties.

        IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

George D. Bagley	John F. Kelly Chairman

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  Exhibit 10
EMPLOYMENT AGREEMENT